                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, For Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 ChipPAC, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                 ChipPAC, Inc.
                              3151 Coronado Drive
                         Santa Clara, California 95054

                               ----------------

                    Notice of Annual Meeting of Stockholders

                               ----------------

TO OUR STOCKHOLDERS:

  You are cordially invited to the Annual Meeting of Stockholders of ChipPAC, Inc.

   Date:  May 24, 2001

   Time:  10:00 a.m., Pacific Standard Time

   Place: 3151 Coronado Drive, Santa Clara, California 95054

  At the annual meeting, you will have the opportunity to vote to:

  1. Elect a board of eight directors; and

  2. Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 5, 2001 are entitled to notice of and the right to vote at the meeting.

  This letter is your notice of the annual meeting and by order of the board of directors is being sent to stockholders of record as of the close of business on April 5, 2001, who are the only holders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS. IF YOU DO ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT.

  We look forward to seeing you at the meeting.

Sincerely,

/s/ DENNIS MCKENNA                             /s/ PATRICIA H. MCCALL
Dennis McKenna                                 Patricia H. McCall
Chairman, Chief Executive Officer              Senior Vice President Administration,
and President                                  General Counsel and Secretary

April 30, 2001

                            PROXY STATEMENT FOR THE

                                 CHIPPAC, INC.

                  MAY 24, 2001 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About This Proxy Statement

  You have been sent this Proxy Statement and the enclosed proxy card because ChipPAC's board of directors is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held May 24, 2001. This Proxy Statement summarizes the information that you will need in order to vote at the annual meeting. However, you need not attend the meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote. If you hold your shares through a broker, bank or other nominee you may vote by telephone or Internet by following the instructions on your proxy card.

  This Proxy Statement and the enclosed proxy card were first sent on approximately April 30, 2001 to all stockholders who owned ChipPAC common stock at the close of business on April 5, 2001, who are the only stockholders entitled to vote at the annual meeting. For ten days prior to the annual meeting, a list of ChipPAC's stockholders will be open for examination at ChipPAC's headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 71,258,618 shares of ChipPAC Class A common stock and no shares of Class B common stock outstanding.

Number of Votes

  Each share of ChipPAC Class A common stock entitles you to one vote on each proposal at the annual meeting. The enclosed proxy card indicates the number of shares of ChipPAC Class A common stock that you own.

The Quorum Requirement

  At the annual meeting, the inspector of elections will determine whether there is a quorum present. A quorum is required to conduct any business at the annual meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy vote is held in street name by your broker and is not voted on all proposals, your proxy vote will nonetheless be counted as present for purposes of determining a quorum.

Voting by Proxy

  Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided. If you hold your shares through a broker, bank or other nominee you may chose to vote by telephone or Internet by following the instructions on the proxy card. Returning the proxy card or voting by telephone or Internet will not affect your right to attend the annual meeting and vote.

  If you fill out your proxy card properly and return it in time to vote, or follow the instructions on the proxy card and vote by telephone or Internet before the deadline, your shares will be voted as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, a proxy representative will vote your shares FOR the election of the board of directors.

  If any other matter is presented at the annual meeting, your shares will be voted in accordance with the proxy representative's best judgment. Presently, the company knows of no matters to be addressed at the annual meeting beyond those described in this Proxy Statement.

Revoking Your Proxy

  If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

  .  You may send in another proxy with a later date.

  .  You may notify ChipPAC's Secretary in writing before the annual meeting.

  .  You may attend the meeting and vote in person.

Voting in Person

  If you plan to attend the annual meeting and vote in person, you will be given a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on April 5, 2001, the record date for voting.

Approving the Proposal

  In order for a nominee to be elected to the board of directors, a nominee must receive an affirmative vote from a majority of the shares present and voting, cast either in person or by proxy. Abstentions will be counted as if they were votes against the nominee.

The Effect of Broker Non-Votes

  Under the rules of the Nasdaq National Market, if your broker holds your shares in its name, your broker will be entitled to vote your shares on the proposals even if it does not receive instructions from you. If your broker does not vote your shares on a proposal, these "broker non-votes" will not be counted as voting either for or against the proposal.

The Cost of Soliciting Proxies

  ChipPAC will pay all of the costs of soliciting these proxies. In addition to mailing proxy solicitation material, ChipPAC's directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. ChipPAC will not compensate these directors and employees additionally for this solicitation, but ChipPAC may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting the proxies. ChipPAC will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and ChipPAC will reimburse them for any out-of-pocket expenses that they reasonably incur in the process of forwarding the materials.

                             ELECTION OF DIRECTORS

  The ChipPAC board of directors is soliciting your vote for the election of directors. The board recommends that you vote "FOR" the re-election of the eight directors who currently serve on the board of directors. Directors elected at the meeting are elected to serve until the next annual meeting of stockholders, or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. We do not expect any nominee to be unable or unwilling to serve as a director.

  The following table shows basic information about each nominee:

                                                                       Director
        Name        Age* Principal Occupation During Last Five Years    Since
        ----        ---- -------------------------------------------   --------
 Dennis P. McKenna   51  Chairman of the board of directors since        1999
                         April 2001 and President and Chief
                         Executive Officer since October 1997, when
                         ChipPAC was initially incorporated. From
                         October 1995 to October 1997, he served as
                         Senior Vice President of the Components
                         group for Hyundai America, and from January
                         1993 to October 1995 was Vice President and
                         General Manager of Hyundai's Semiconductor
                         Group.

 Edward Conard       44  Managing Director of Bain Capital, Inc.         1999
                         since 1993. Mr. Conard is a director of
                         Waters Corporation, Dynamic Details, Inc.,
                         Medical Specialties Group, Inc., Alliance
                         Commercial Laundries, Inc., U.S.
                         Synthetics, Inc. and Broder Brothers, Inc.

 Michael A. Delaney  46  Managing Director of Citicorp Venture           1999
                         Capital, Ltd. since 1995 and a vice
                         president for more than the past five
                         years. Mr. Delaney is Vice President and
                         Managing Director of Court Square. Mr.
                         Delaney is a director of JAC Holdings, SC
                         Processing, Inc., Delco Remy International,
                         Inc., MSX International, Inc., Trianon
                         Corp., Strategic Industries Inc., Great
                         Lakes Dredge & Dock Corporation, GVC
                         Holdings and International Knife and Saw
                         Inc.

 David Dominik       44  Founder and Managing Director of GGC, Inc.      1999
                         and special limited partner of Bain
                         Capital. From 1990 to March 2000, Mr.
                         Dominik was a Managing Director of Bain
                         Capital. Mr. Dominik is a director of
                         Therma-Wave, Inc., Dynamic Details, Inc.,
                         Integrated Circuit Systems, Inc. and SMTC
                         Corporation.

 Marshall Haines     33  Principal of Bain Capital since 2000. Mr.       2000
                         Haines joined Bain Capital in 1993 as an
                         associate. Mr. Haines is a director of
                         TravelCLICK, Inc.

 Joseph Martin       53  Executive Vice President and Chief              1999
                         Financial Officer of Fairchild
                         Semiconductor International, Inc. since
                         March 1997. Prior to this, Mr. Martin was
                         Vice President of Finance, Worldwide
                         Operations at National Semiconductor
                         Corporation, which he joined in 1989.
                         Mr. Martin is a director of Fairchild
                         Semiconductor International, Inc.

 Chong Sup Park      53  Chairman and Chief Executive Officer of         1999
                         Hynix Semiconductor, Inc. (formerly Hyundai
                         Electronics Industries Co. Ltd.) since
                         April 2000. Dr. Park joined Hyundai
                         Electronics in 1983, and served as
                         President and Chief Executive Officer of
                         Hyundai Electronics America, Inc. from
                         September 1996 to October 1999 and Chairman
                         since November 1999. From February 1995 to
                         September 1996, he was President and Chief
                         Executive Officer of Maxtor Corporation.
                         Dr. Park is a director of Maxtor
                         Corporation, Dot Hill Systems Corporation
                         and Viador, Inc.

                                                                       Director
        Name        Age* Principal Occupation During Last Five Years    Since
        ----        ---- -------------------------------------------   --------
 Paul C. Schorr, IV  33  Managing Director of Citicorp Venture           1999
                         Capital, Ltd. since January 2000. Mr.
                         Schorr joined Citicorp Venture Capital in
                         1996. From 1993 to 1996, he was an
                         associate and then an engagement manager
                         with McKinsey & Company, Inc. Mr. Schorr is
                         a director of KEMET Corporation, Fairchild
                         Semiconductor International, Inc., Paper-
                         Pak Products, Inc. and AMI Semiconductor.

--------
* Age at December 31, 2000, the last day of the company's fiscal year.

Meetings and Committees of the Board of Directors

  In connection with our initial public offering in August 2000, we reincorporated in Delaware by merging our existing company into a Delaware corporation. The members of the board of directors remained the same after the reincorporation as they had been before. The board met eight times during 2000. All nominees for director attended at least 75% of the aggregate number of meetings of the board and committees of the board on which they served during the year.

Compensation Committee

  The compensation committee was established in August 2000 and met twice and acted by written consent without a meeting once during fiscal year 2000. Current members of the compensation committee are Messrs. Haines, Dominik, and Martin. This committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the compensation committee reviews bonus and stock option compensation arrangements for certain other employees. This committee is also responsible for administering and recommending to the board amendments to the stock option plans and certain other compensation plans. The compensation committee consists of at least two non-employee directors at all times.

Nominating Committee

  The nominating committee was established in April 2001. Current members of the nominating committee are Messrs. Conard, Delaney and Martin. This committee makes recommendations to the board on individuals suitable to be designated by the board for election as a director. Stockholders may recommend individuals for the nominating committee to consider as potential directors. To do so, a stockholder must submit the name of the recommended individual along with certain other information to ChipPAC's Secretary at ChipPAC, Inc., 3151 Coronado Drive, Santa Clara, CA 95054, no more that ninety and no fewer than sixty days prior to the first anniversary of the 2001 annual meeting. Please contact ChipPac's Secretary if you would like further information.

Audit Committee

  The audit committee was established in August 2000 and met once during 2000. Current members of the audit committee are Messrs. Haines, Dominik and Martin. This committee reports to the board regarding our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee meets the size, independence and experience requirements of the Nasdaq National Market. While Mr. Dominik does not meet the technical standard of independence, he left his position as Managing Director of Bain Capital, Inc., over a year ago and the board believes he is able to exercise independent judgment in the exercise of his duties on the audit committee. The audit committee's charter is attached to this Proxy Statement as Annex A.

Audit Committee Report

  The following is the report of the Audit Committee with respect to the audited financial statements of ChipPAC, Inc. (the "Company") for the fiscal year ended December 31, 2000 (the "Financial Statements"). The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board of Directors and is attached to this Proxy Statement as Annex A.

  The Company's management is responsible for the Company's internal controls and financial reporting process. PricewaterhouseCoopers LLP ("PWC"), the Company's independent accountants, are responsible for performing an independent audit of the Company's Financial Statements. The Audit Committee reviewed and discussed the Company's Financial Statements with management and PWC, and discussed with PWC the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from PWC appropriate disclosures regarding PWC's independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

  Submitted by the Audit Committee of the Board of Directors:

                                          Marshall Haines
                                          Joseph Martin
                                          David Dominik

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the board was established in August 2000 in connection with our initial public offering. As noted above, the current members of the compensation committee are Messrs. Haines, Martin and Dominik.

  During 2000, no compensation committee member was an officer or employee of the company or its subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure. No executive officer of the company served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company is a member of our board of directors or compensation committee. The members of the compensation committee thus do not have any compensation committee interlocks or insider participation, and there are no other interlocks or insider participation to report. (Certain Relationships and Related Transactions are reported below.)

  The compensation arrangements for each of our executive officers were established under the terms of the respective employment agreements between us and each executive officer. The terms of the employment agreements were established in arms-length negotiations between us and each executive officer and approved by our board of directors, except that agreement relating to Mr. McKenna, which was negotiated between representatives of our primary investors at the time and Mr. McKenna. Any changes in the compensation arrangements of our executive officers will be determined by the compensation committee of our board of directors.

Director Compensation

  We reimburse members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in this capacity. In addition, we pay Messrs. Martin and Park the following for their services as directors:

  .  $10,000 annual retainer fee;

  . $2,500 for in-person attendance at each regularly scheduled board meeting; and

  . $1,250 for telephonic participation at each regularly scheduled board meeting.

  We have also entered into an agreement with each of Messrs. Martin and Park for the grant of stock options to purchase shares of our Class A common stock. The options granted under these agreements began vesting in August 2000.

  Employees of our company serving on the board of directors will not be entitled to receive any compensation for serving on the board. Directors who are not employees of our company or who are not otherwise affiliated with us or our principal stockholders may receive compensation that is commensurate with arrangements offered to directors of companies that are similar to our company. Compensation arrangements for independent directors established by our board could be in the form of cash payment and/or option grants.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Secutities Exchange Act of 1934 requires the company's directors and executive officers, as well as persons owning over 10% of the company's common stock, to file reports of ownership and changes in ownership of the company's stock with the Securities and Exchange Commission. Copies of these reports must also be provided to the company. Based upon a review of the copies of those reports provided to the company, and written representations that no other reports were required to be filed, the company believes that all reporting requirements under Section 16(a) for its directors, executive officers and those owning over 10% of the common stock, for fiscal year ended December 31, 2000, were complied with, with the exception of: Bain Capital, L.L.C. and Michael Potter, Controller of the company, who each filed a late Form 3 stating their initial beneficial ownership of equity securities.

  The board of directors recommends a vote FOR the re-election of the nominees named above as directors. Unless you indicate otherwise on the proxy, your shares will be voted for the election of these nominees as directors. In order to be elected, a nominee for director must be approved by an affirmative vote of at least a majority of the shares present and entitled to vote.

                                 OTHER MATTERS

  We do not know of any matters to be presented at the annual meeting other than those discussed in this proxy statement. If, however, other matters are properly brought before the annual meeting, your proxy representatives will be able to vote those matters in their discretion.

                               OTHER INFORMATION

                             PRINCIPAL STOCKHOLDERS

  The table on the next page sets forth certain information regarding the beneficial ownership of our Class A common stock as of April 5, 2001 by:

  . each person or group of affiliated persons who is known by us to beneficially own five percent or more of our Class A common stock;

  .  each director and each of our Named Executives (as described on page
     10); and

  .  all directors and executive officers as a group.

  The table includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes: (a) shares of Class A common stock that are subject to options held by that person that are currently exercisable within 60 days of April 5, 2001 and (b) shares of Class A common stock that are subject to repurchase but vest within 60 days of April 5, 2001.

  These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

  Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned.

                          Principal Stockholders Table

                                                  Shares Beneficially Owned
                                                -----------------------------
                                                Number of    Percentage of
                 Name and Address                 Shares   Shares Outstanding
                 ----------------               ---------- ------------------
   Principal Stockholders:
   Bain Capital Funds (1)...................... 21,387,396        30.0
     c/o Bain Capital, Inc.
     Two Copley Place
     Boston, Massachusetts 02116

   Citicorp Venture Capital, Ltd. (2).......... 18,823,818        26.4
     399 Park Avenue
     New York, NY 10043

   Hynix Semiconductor America ................  4,703,459         6.6
     3101 North First Street
     San Jose, California 95134

   Directors and Named Executives:
   Dennis P. McKenna...........................    575,230         *
   Robert Krakauer.............................    322,989         *
   Gregory S. Bronzovic........................     88,389         *
   Robert Bowden...............................    110,176         *
   Marcos Karnezos.............................    100,644         *
   Edward Conard (3)........................... 21,387,396        30.0
   Michael A. Delaney (4)...................... 16,232,725        22.8
   David Dominik (5)...........................        --         --
   Marshall Haines (6)......................... 21,387,396        30.0
   Joseph Martin (7)...........................     18,784         *
   Chong Sup Park..............................      7,715         *
   Paul C. Schorr, IV (8)...................... 16,000,243        22.5
   All directors and executive officers as a
    group (14 persons)......................... 38,854,348        54.5

--------
 *  Less than one percent.

(1) Includes: (a) 16,303,749 shares of Class A common stock owned by Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is Bain Capital Investors VI, Inc., a Delaware corporation wholly owned by W. Mitt Romney; (b) 2,181,587 shares of Class A common stock owned by BCIP Associates II, whose managing partner is Bain Capital, Inc., a Delaware corporation wholly owned by W. Mitt Romney; (c) 398,580 shares of Class A common stock owned by BCIP Associates II-B, whose managing partner is Bain Capital, Inc., a Delaware corporation wholly owned by W. Mitt Romney; (d) 757,406 shares of Class A common stock owned by BCIP Trust Associates II, L.P., whose general partner is Bain Capital, Inc., a Delaware corporation wholly owned by W. Mitt Romney; (e) 195,878 shares of Class A common stock owned by BCIP Trust Associates II-B, whose general partner is Bain Capital, Inc., a Delaware corporation wholly owned by W. Mitt Romney; (f) 847,004 shares of Class A common stock owned by BCIP Associates II-C, whose managing partner is Bain Capital, Inc., a Delaware corporation wholly owned by W. Mitt Romney; (g) 54,346 shares of Class A common stock owned by PEP Investments Pty, Ltd., whose controlling persons are Timothy J. Sims, Richard J. Gardell, Simon D. Pillar and Paul
    J. McCullagh; (h) 465,512 shares of Class A common stock by Sankaty High Yield Asset Partners, L.P., whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose managing member is Sankaty High Yield Asset Investors, Ltd., a Bermuda corporation wholly owned by W. Mitt Romney; and (i) 183,334 shares of Class A common stock owned by Bain Capital, L.L.C.

(2) The information concerning shares owned is from a Schedule 13G filed February 20, 2001, filed jointly by Citicorp Venture Capital, Ltd., Citibank, N.A., Citicorp, Citigroup Holdings Company, and Citigroup Inc., which have shared voting and shared dispositive powers as to 18,823,818 shares of Class A common stock. Includes 2,823,573 shares of Class A common stock held by an affiliate of Citicorp Venture Capital, Ltd., for which Citicorp Venture Capital, Ltd. disclaims beneficial ownership.

(3) Mr. Conard is a limited partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P. In addition, Mr. Conard is a general partner of BCIP Associates II and BCIP Trust Associates II, L.P. In such capacities, Mr. Conard has a pecuniary interest in certain of the shares held by the Bain Capital Funds. Mr. Conard's address is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.

(4) Mr. Delaney is a Managing Director of Citicorp Venture Capital, Ltd. Accordingly, Mr. Delaney may be deemed to beneficially own 16,000,243 of the shares held by Citicorp Venture Capital, Ltd. Mr. Delaney disclaims beneficial ownership of all shares held by Citicorp Venture Capital, Ltd. Mr. Delaney's address is c/o Citicorp Venture Capital, Ltd., 399 Park Avenue, New York, New York 10043.

(5) Mr. Dominik is a Managing Director of Golden Gate Capital and a special limited partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P. In addition, Mr. Dominik is a general partner of BCIP Associates II and BCIP Trust Associates II, L.P. In such capacities, Mr. Dominik has a pecuniary interest in certain shares held by the Bain Capital Funds. Mr. Dominik's address is One Embarcadero, Suite 3300, San Francisco, California 94111.

(6) Mr. Haines is a general partner of BCIP Associates II-B, and BCIP Trust Associates II-B and in such capacity has a pecuniary interest in certain shares held by these funds. Mr. Haines' address is c/o Bain Capital, 600 Montgomery Street, 33rd Floor, San Francisco, California 94111.

(7) The shares reported for Mr. Martin are owned by his minor children. Mr. Martin's address is c/o Fairchild Semiconductor Corporation, 82 Running Hill Road, South Portland, Maine 04106.

(8) Mr. Schorr is a Managing Director of Citicorp Venture Capital, Ltd. Accordingly, Mr. Schorr may be deemed to beneficially own 16,000,243 of the shares held by Citicorp Venture Capital, Ltd. Mr. Schorr disclaims beneficial ownership of all shares held by Citicorp Venture Capital, Ltd. Mr. Schorr's address is c/o Citicorp Venture Capital, Ltd., 399 Park Avenue, New York, New York 10043.

                                   MANAGEMENT

Executive Officers

                                                 Position Held During Last Five
               Name and Title               Age*              Years
               --------------               ---- ------------------------------
 Dennis P. McKenna.........................  51  Chairman of the Board of
  Chairman, Chief Executive Officer              directors since April 2001 and
  and President                                  President and Chief Executive
                                                 Officer since October 1997,
                                                 when ChipPAC California was
                                                 incorporated. From October
                                                 1995 to October 1997, he
                                                 served as Senior Vice
                                                 President of the Components
                                                 group for Hyundai America, and
                                                 from January 1993 to October
                                                 1995 was Vice President and
                                                 General Manager of Hyundai's
                                                 Semiconductor Group.

 Robert Krakauer...........................  34  Senior Vice President and
  Senior Vice President and                      Chief Financial Office since
  Chief Financial Officer                        November 1999. Mr. Krakauer
                                                 served as Vice President,
                                                 Finance and Chief Financial
                                                 Officer at AlliedSignal
                                                 Electronic Materials from May
                                                 1998 to November 1999. From
                                                 June 1996 to May 1998, he was
                                                 Corporate Controller at Altera
                                                 Corporation, and from June
                                                 1993 to June 1996, he was Vice
                                                 President Finance and Chief
                                                 Financial Officer at Alphatec
                                                 Electronics, USA.

 Gregory S. Bronzovic......................  44  Vice President Worldwide Sales
  Vice President, Worldwide Sales                since September 1998. Mr.
                                                 Bronzovic joined the company
                                                 in April 1998 as Vice
                                                 President, North America
                                                 Sales. From January 1995 to
                                                 April 1998, he was Director of
                                                 Sales at Hyundai Electronics
                                                 America.

 Robert Bowden.............................  52  Vice President and Chief
  Vice President, Chief Procurement Officer      Procurement Officer since
                                                 January 1999. Mr. Bowden
                                                 served as Director of Contract
                                                 Manufacturing for Hewlett-
                                                 Packard from 1995 to 1999, and
                                                 joined Hewlett-Packard in
                                                 1974.

 Marcos Karnezos...........................  56  Vice President Technology
  Vice President, Technology                     since October 1998.
                                                 Dr. Karnezos served as Vice
                                                 President Technology at
                                                 Signetics KP from December
                                                 1996 to October 1998. From
                                                 November 1992 to December
                                                 1996, he was Vice President at
                                                 ASAT, Ltd.

 Richard Freeman...........................  51  Senior Vice President and
  Senior Vice President and                      Chief Operating Officer since
  Chief Operating Officer                        November 2000. Mr. Freeman
                                                 served as Senior Vice
                                                 President of Manufacturing for
                                                 Cypress Semiconductor from
                                                 April 1999 to November 2000.
                                                 Prior to joining Cypress, from
                                                 1974 he was at National
                                                 Semiconductor Corporation,
                                                 most recently as Vice
                                                 President of Worldwide Wafer
                                                 Fabs.

 Patricia H. McCall........................  46  Senior Vice President
  Senior Vice President Administration,          Administration, General
  General Counsel and Secretary                  Counsel and Secretary since
                                                 November 2000. From November
                                                 1995 to November 2000, Ms.
                                                 McCall was at National
                                                 Semiconductor Corporation,
                                                 most recently as Associate
                                                 General Counsel. Prior to
                                                 that, she was a partner at the
                                                 law firm of Pillsbury, Madison
                                                 & Sutro, and a Barrister in
                                                 England.

--------
*  Age at December 31, 2000, the last day of the company's fiscal year.

Executive Compensation

  Executive officers of the company are elected by and serve at the discretion of the board. The following table shows information concerning the compensation paid or accrued for the fiscal years ended December 31, 1999 and 2000 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the company as of the end of fiscal 2000 (the "Named Executives").

Summary Compensation Table

                                   Annual Compensation                   Long-Term Compensation
                              ------------------------------ -----------------------------------------------
                                                   Other     Restricted Restricted  Securities      All
                                                   Annual      Stock      Stock     Underlying     Other
   Name and Principal                   Bonus   Compensation   Awards     Awards   Options/SARS Compensation
        Position         Year  Salary    (2)        (3)      ($)(4)(5)  (#)(4)(5)      (#)          ($)
   ------------------    ---- -------- -------- ------------ ---------- ---------- ------------ ------------
Dennis P. McKenna....... 2000 $415,400 $480,000     $ --      $   --         --      266,000      $22,844(6)
 President and Chief     1999  376,480  308,570       --       66,660    228,593     259,072       46,742(7)
 Executive Officer

Robert Krakauer (1)..... 2000  235,009  140,706       --          --         --       34,000        5,104(6)
 Senior Vice President   1999   21,392      --        --       27,774     95,247      95,247           34(7)
 and Chief Financial
 Officer

Gregory S. Bronzovic.... 2000  210,908  122,504       --          --         --          --         4,553(6)
 Vice President,         1999  190,040  100,878       --       11,110     38,099      38,099       10,973(7)
 Worldwide Sales

Robert Bowden (1)....... 2000  199,508   98,872       --          --         --          --         3,192(6)
 Vice President, Chief   1999  110,228   33,940       --       11,110     38,099      38,099        3,416(7)
 Procurement Officer

Marcos Karnezos......... 2000  192,615   63,494       --          --         --          --         4,005(6)
 Vice President,         1999  186,252   47,575       --       11,110     38,099      38,099        7,803(7)
  Technology

--------
(1) Mr. Krakauer and Mr. Bowden each joined the company during 1999 so their reported compensation for 1999 does not reflect a full year of compensation.

(2) The bonuses reflect amounts paid under the company's Short Term Incentive Plan. Bonuses recorded for 2000 reflect amounts paid in 2001 for the executive's performance in 2000; bonuses recorded for 1999, reflect amounts paid in 2000 for performance in 1999.

(3) Excludes perquisites and other personal benefits or property aggregating less than the lesser of either: (i) $50,000 or (ii) 10% of the total annual salary and bonus reported for the applicable Named Executive.

(4) Represents shares of Class A common stock purchased by the Named Executives at a fair value of $0.2916 per share as determined by the board of directors based upon a good faith estimate on the conversion described in the following note. Twenty percent of the stock vests at the end of the first year, an additional twenty percent vests at the end of the second year, an additional thirty percent vests at the end of the third year and the remaining thirty percent vests at the end of the fourth year. The value of these restricted stock awards at December 31, 200 were as follows: Mr. McKenna--$611,989; Mr. Krakauer--$254,995; Mr. Bronzovic--$101,999; Mr.
    Bowden--$101,999; and Mr. Karnezos--$101,999.

(5) These shares previously represented options for Class A common stock which were converted into restricted shares of the Class A common stock upon notification of the intention to convert from the Named Executives during the year ended December 31, 1999.

(6) Includes amounts contributed in 2000 (a) under our 401(k) plan as follows:
    Mr. McKenna--$5,000.00; Mr. Krakauer--$4,700; Mr. Bronzovic--$4,106; Mr.
    Bowden--$2,226; and Mr. Karnezos--$2,215; and (b) for premiums for a life insurance policy as follows: Mr. McKenna--$17,844; Mr. Krakauer--$404; Mr. Bronzovic--$447; Mr. Bowden--$966; and Mr. Karnezos--$1,790.

(7) Includes amounts contributed in 1999 (a) under our 401(k) plan as follows:
    Mr. McKenna--$4,325; Mr. Bronzovic--$2,026 and Mr. Karnezos--$2,137; (b) for premiums for a life insurance policy as follows: Mr. McKenna--$1,917; Mr. Krakauer--$34; Mr. Bronzovic--$509; Mr. Bowden--$616; and Mr. Karnezos--$2,291; and (c) for cancellation of vested stock options from the 1997 ChipPAC Stock Option Plan as follows: Mr. McKenna--$40,500; Mr. Bronzovic--$8,438 and Mr. Karnezos--$3,375. Amount stated for Mr. Bowden also includes an automobile allowance.

Option Grants in Last Fiscal Year

  The following table shows information regarding stock options granted by the company to the Named Executives during the company's last fiscal year:

                                                                                  Potential
                                                                             Realizable Value at
                                                                             Assumed Annual Rate
                          Number of    % of Total                              of Stock Price
                         Securities      Options     Exercise                 Appreciation for
                         Underlying    Granted to     or Base                  Option Term (3)
                           Options    Employees in     Price    Expiration   -------------------
          Name           Granted (1) Fiscal Year (2) ($/Share)     Date       5% ($)   10% ($)
          ----           ----------- --------------- --------- ------------- -------- ----------
Dennis P. McKenna.......   266,000        13.9%        $2.88   Dec. 20, 2010 $481,098 $1,220,902
Robert Krakauer.........    34,000         1.8%         2.88   Dec. 20, 2010   61,494    156,055
Gregory S. Bronzovic....       --          --            --              --       --         --
Robert Bowden...........       --          --            --              --       --         --
Marcos Karnezos.........       --          --            --              --       --         --

--------
(1) These options for Class A common stock were granted under the ChipPAC, Inc. 2000 Equity Incentive Plan. Twenty percent of the options vests at the end of the first year, an additional twenty percent vests at the end of the second year, an additional thirty percent vests at the end of the third year and the remaining thirty percent vests at the end of the fourth year.

(2) For purposes of calculating this percentage, options for Class A common stock which were converted into restricted shares of the Class A common stock were not counted as options granted to employees during the year ended December 31, 2000.

(3) Amounts reflect assumed rates of appreciation set forth in the executive compensation disclosures rules of the SEC. Actual gains, if any, on stock option exercises depend on future performance of our stock and overall market conditions.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

  The following table contains information regarding unexercised options held by the Named Executives as of December 31, 2000. The value of "in-the-money" options represents the difference between the exercise price of an option and the fair market value of our common stock as of December 31, 2000. No options were exercised by the Named Executives during the year ended December 31, 2000.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                 Options at Fiscal      In-the-Money Options at
                                   Year-End (#)           Fiscal Year-End ($)
                             ------------------------- -------------------------
      Name                   Exercisable Unexercisable Exercisable Unexercisable
      ----                   ----------- ------------- ----------- -------------
   Dennis P. McKenna........   64,768       460,304        $ 0        $23,621
   Robert Krakauer..........   19,049       110,198          0          3,019
   Gregory S. Bronzovic.....    9,525        28,574          0              0
   Robert Bowden............    9,525        28,574          0              0
   Marcos Karnezos..........    9,525        28,574          0              0

Employment Agreements

 Mr. McKenna

  Mr. McKenna is employed under an employment agreement with us that provides that Mr. McKenna will serve as our President and Chief Executive Officer. The initial term of the agreement terminates on December 31, 2001 and automatically renews for successive one-year periods unless either party notifies the other of his or our intention not to renew the agreement. Under the agreement, we pay Mr. McKenna a base salary of $400,000 per year, which may be increased if approved by the board of directors, plus a bonus of up to 80% of his base salary upon attainment by us of financial performance targets described in the agreement. The agreement also provides for customary fringe benefits.

  We have agreed to pay Mr. McKenna a bonus equal to twice his base salary plus a portion of his annual bonus if we terminate Mr. McKenna for any reason other than cause, or if Mr. McKenna terminates his employment for good reason. If Mr. McKenna dies before the end of his employment period, we will pay his estate a pro rated portion of the bonus he would have earned in the year of his death.

  The agreement also provides that, should Mr. McKenna continue to serve as President and Chief Executive Officer following a change of our control, the provisions of the employment agreement shall remain in force and effect following the change of control.

 Messrs. Bowden, Bronzovic, Karnezos and Krakauer

  Messrs. Bowden, Bronzovic, Karnezos and Krakauer are employed under letter agreements with us. Messrs. Bronzovic's and Karnezos' letter agreements provide that Messrs. Bronzovic and Karnezos are employees-at-will and that either party has the right to terminate the employment relationship at any time with or without cause.

  Mr. Bowden's letter agreement provides that he serves as Vice President Operations, Chief Procurement Officer. Mr. Bowden's current base salary is $199,500. In addition to his base salary, Mr. Bowden is eligible to earn an annual bonus targeted at 40% of his base salary based on the attainment of financial performance targets determined by us and personal performance goals.

  Mr. Bronzovic's letter agreement provides that he serves as Vice President, Worldwide Sales. Mr. Bronzovic's current base salary is $230,000. In addition to his base salary, Mr. Bronzovic is eligible to earn an annual bonus targeted at $100,000.

  Mr. Karnezos' letter agreement provides that he serves as Vice President, Technology. Mr. Karnezos' current base salary is $198,132. In addition to his base salary, Mr. Karnezos is eligible to earn an annual bonus targeted at 30% of his base salary based on the attainment of financial performance targets determined by us and personal performance goals.

  Mr. Krakauer's letter agreement provides that he serves as Senior Vice President and Chief Financial Officer. Mr. Krakauer's current base salary is $235,000. In addition to his base salary, Mr. Krakauer is eligible to earn an annual bonus targeted at $117,500. For 2000 only, he will receive a minimum bonus of $82,250. In the event of termination by us for reasons other than cause, he is eligible to receive eight months of severance. This severance amount may be reduced by any other employment compensation he receives from another company during that eight month period.

  Messrs. Bowden's, Bronzovic's, Karnezos' and Krakauer's letter agreements also provide for customary perquisites and personal benefits.

Management Equity Sales

  Under the 1999 Plan, we entered into stock purchase agreements, which we refer to as purchase agreements, with many of our senior employees, including Mr. Bowden, Mr. Bronzovic, Mr. Karnezos, Mr. Krakauer and Mr. McKenna. Under the purchase agreements, these senior-level employees purchased shares of our common stock. We have loaned these senior-level employees up to 50% of the purchase price of the common stock purchased under these purchase agreements. These loans are represented by promissory notes between the employee and us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Malaysian Business

  On June 30, 2000, we consummated the acquisition of our Malaysian business. The acquisition of our Malaysian business involved the acquisition of all equity interests in our Malaysian business along with related intellectual property, in exchange for $54.9 million in cash and newly authorized shares of our Class C preferred stock having an aggregate liquidation preference of $17.5 million. In addition, during the period from June 1, 2000 to June 30, 2003, Intersil will be entitled to receive additional contingent incentive payments based upon the achievement of milestones relating to the transfer of business currently subcontracted by Intersil to a third party. In the event that Intersil were to achieve all the milestones, we would pay Intersil an additional sum of approximately $17.9 million in the aggregate.

  In connection with the acquisition, we entered into a five-year supply agreement with Intersil under which we will supply Intersil and each of its current and future affiliates with their packaging and test services requirements.

  In addition, Intersil assigned to us patents, copyrights and technical information used exclusively in or associated exclusively with our Malaysian business. Furthermore, Intersil granted us a worldwide, non-exclusive, royalty-free license under other Intersil patents, copyrights and technical information which is also used in or related to the operation of our Malaysian business. This Intersil license is perpetual and irrevocable. Any intellectual property rights in the bonding diagrams, test programs, maskworks and test boards uniquely related to the Intersil products for which we will provide packaging and test services under the supply agreement with Intersil are licensed to us only for use in providing those services.

  We also entered into a long-term joint services agreement with Intersil in connection with the acquisition of our Malaysian business under which each party is required to assist the other in a smooth transition of each party's operations following the acquisition. Intersil is an affiliate of Citicorp Venture Capital, Ltd.

The Reclassification

  In connection with our initial public offering of common stock in August 2000, ChipPAC, Inc. reclassified its capital structure. The reclassification was effected pursuant to a merger whereby ChipPAC, Inc., a California corporation, or "ChipPAC California," was merged with and into ChipPAC, Inc., which was a wholly owned subsidiary of ChipPAC California and the entity which issued Class A common stock in the common stock offering. The merger had the effect of reincorporating ChipPAC, Inc. under the laws of the state of Delaware. In connection with the merger:

  . each share of Class A common stock of ChipPAC California became one share of Class A common stock of ChipPAC, Inc.;

  . each share of Class B common stock of ChipPAC California became one share of Class B common stock of ChipPAC, Inc.;

  . each share of Class L common stock of ChipPAC California became one share of Class A common stock of ChipPAC, Inc., plus an additional number of shares of Class A common stock of ChipPAC, Inc., rounded to the nearest whole share, determined by dividing its liquidation preference by the value of a share of Class A common stock of ChipPAC, Inc. based on the initial public offering price;

  . each share of Class A convertible preferred stock of ChipPAC California became one share of Class A convertible preferred stock of ChipPAC, Inc.;

  . each share of Class B preferred stock of ChipPAC California became one share of Class B preferred stock of ChipPAC, Inc.;

  . each share of Class C preferred stock of ChipPAC California issued to Intersil in connection with the acquisition of our Malaysian business became one share of Class C preferred stock of ChipPAC, Inc.; and

  . each outstanding option and warrant for the purchase of Class A common stock of ChipPAC California became an option and warrant for the purchase of Class A common stock of ChipPAC, Inc.

As a result of the reclassification, stockholders of ChipPAC California became stockholders of ChipPAC, Inc. The reclassification was effected under an agreement and plan of merger between ChipPAC California and ChipPAC, Inc. and the certificate of incorporation included within that agreement and plan of merger, each as approved by the requisite vote of our stockholders.

Transactions with Hynix Semiconductor Inc.

  Dr. C.S. Park who serves as one of our directors is also the President and Chief Executive Officer of Hynix Semiconductor Inc. (formerly Hyundai Electronics Industries Co., Ltd.). ChipPAC provided packaging and test services to Hynix Semiconductor during 2000 and received revenues from Hynix Semiconductor of approximately $31.5 million which exceeds five percent of ChipPAC consolidated gross revenues for 2000.

Common Stock Offering

  Sankaty High Yield Asset Partners, L.P., an affiliate of Bain Capital, Inc., received a portion of the net proceeds of our August 2000 common stock offering from the repayment of some of our indebtedness under our senior credit facilities.

Termination of Advisory Agreements

  We had advisory agreements with each of Bain Capital, Inc. and SXI Group, LLC which we terminated at the closing of our initial public offering in exchange for a one-time aggregate payment of $8.0 million consisting of a $3.6 million cash payment and the issuance of 366,668 shares of our Class A common stock.

Loans to Executive Officers

  In August 2000, we made unsecured loans to Messrs. McKenna and Krakauer in the principal amounts of $1,250,000 and $250,000, respectively. The loans are payable upon termination of employment with the company or in the event of the bankruptcy or insolvency of the payee. Each loan accrues interest at the rate of 8.0% per annum, provided that no interest accrues during the first year of the loan. As of April 5, 2001, the entire original principal amount of each of these loans was outstanding.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The compensation committee of the board of directors has submitted the following report on executive compensation:

  The compensation committee was established in August 2000 and is currently comprised of Messrs. Haines, Martin and Dominik.

  The compensation committee is responsible for:

  . establishing the compensation for the chief executive officer;

  . reviewing the recommendations of the company's chief executive officer on compensation levels of the executive officers of the company;

  . adopting and changing compensation policies and practices of the company and reporting its recommendations to the full board; and

  . administering the company's stock plans.

Compensation Philosophy

  In reviewing the company's compensation programs, the compensation committee intends to adhere to a compensation philosophy that focuses management on achieving financial and operating objectives which provide long-term stockholder value. The company's executive compensation programs are designed to align the interests of senior management with those of the company's stockholders, while keeping the overall compensation package competitive. There are three key components to executive compensation:

  . base salary,

  . annual bonus and

  . long-term equity incentives.

  The committee has set forth below a discussion as to how the executive officers' compensation was determined. In making its recommendations to the full board concerning adjustments to compensation levels, the compensation committee intends to consider the financial condition and operational performance of the company during the prior year.

  Base Salary. The committee aims to set base salaries at levels that are competitive with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in this industry. The committee believes this is necessary to attract and retain the executive talent required to form a stable management team to lead the company. This is particularly true given the competitive environment for executive talent in Silicon Valley, where our headquarters is located. Salaries are reviewed annually and in connection with promotions, and industry, peer group and survey results are considered in making salary determinations.

  Mr. McKenna reviews members of the executive staff on an annual basis at the same time all other employees are reviewed, and makes recommendations to the committee on salary and salary increases. In fiscal 2000, the base salary for each executive officer of the company was determined based on the expected level of responsibility of the executive officer and competitive market conditions in accordance with the officer's employment agreement. Salary increases were primarily based on Mr. McKenna's judgment of the individual's performance and contribution to the company. The committee reviews and approves or modifies Mr. McKenna's recommendations.

  Annual Bonus. The company maintains a short term incentive program ("STI") and a sales incentive program ("SIP"), set up under the company's Short Term Incentive Plan and Sales Incentive Plan, that provide an opportunity for officers and employees to earn a bonus based upon the performance of the company and the individual. The SIP program is for sales executives. Under the STI program, each executive officer of the company is eligible to earn a bonus based upon a combination of the company's financial performance and individual performance during the fiscal year. The incentive potential is stated as a percentage of the officer's base salary, and varies by position and responsibilities. Financial and individual performance goals are set at the start of the fiscal year.

  The bonus pool is based upon the weighted achievement of organizational goals for actual earnings before interest, tax, depreciation and amortization ("EBITDA") against the annual operating plan, plus the weighted achievement of individual performance objectives. Achievement of EBITDA may exceed 100% but is capped at 200%. The financial goals set for 2000 were based on achieving EBITDA of $102 million, and all executive staff had the same financial goals. Other goals and weighting for each participant varied, depending on the officer's position and responsibilities, with a minimum 50% achievement required for any payout.

  At the end of the year, the compensation committee considered the achievement of the net income goals to gauge the company's performance generally and the attainment of individual goals and objectives based upon the previously set targets related to the officer's area of oversight to determine individual achievement. For fiscal 2000, the company's financial performance was weighted at 50% of the total, and paid out at 150% due to EBITDA achievement of $107 million. Performance objective goals were weighted by level of importance on a percentage basis, with the total of all objectives not exceeding 100%. Individual goals accounted for 50% of the total and paid out at levels of 62% up to 100%.

  The incentive awards for fiscal 2000 appear as "Bonus" in the Summary Compensation Table.

  Long-term Equity Incentives. The committee believes that stock options directly link the compensation of executive officers with the appreciation realized by the company's stockholders. Stock options are viewed as a critical tool to attract and retain highly qualified executives, and are a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries. ChipPAC has a number of long-term equity incentive plans under which officers and employees may hold grants of stock or options to purchase stock of the company. Officers currently hold grants of stock and options to purchase stock under the 1999 Stock Purchase and Option Plan and the 2000 Equity Incentive Plan. The compensation committee has broad authority to award equity-based compensation arrangements to the executive officers, and in doing so considers the officer's past performance, potential, position and annual base salary compensation. Under the 2000 Equity Incentive Plan, options are granted at the fair market price and expire up to ten years after the date of grant. Vesting occurs over a four year period. Because the ultimate value of stock options bears a direct relationship to the market price of the common stock, the compensation committee believes that awards under the 2000 Equity Incentive Plan are an effective incentive for the company's management to create value for the company's stockholders.

  Other Benefits. Executive staff members participate in our Employee Stock Purchase Plan on the same terms as other participants, and employee benefit plans of general application, including, without limitation, those plans covering medical, dental, vision, disability and life insurance in accordance with the rules established for individual participation in such plan.

  CEO Compensation. Dennis McKenna has served as President and Chief Executive Officer of the company since October 1, 1997. The committee generally adheres to the same compensation principles described above in determining his compensation. For 1999 and 2000, Mr. McKenna's salary was set at $400,000. For 2000, Mr. McKenna's target incentive percentage was 80% of his base salary, and his incentive was based on EBITDA, which paid out at 150% as described above. Mr. McKenna was granted options to purchase 266,000 shares in 2000, based upon his contributions to the company. Mr. McKenna is provided with life insurance in the amount of $5,000,000.

  Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes.

  The Internal Revenue Code precludes the company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation table. Certain performance based compensation is specifically excluded from the deduction limit. The company's policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. However, the committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executives that will further the company's success, and that the loss of a tax deduction may be necessary in some circumstances. The company's incentive and stock option plans are nevertheless designed to qualify as performance based plans within the meaning of the Internal Revenue Code so as to preserve deductibility by the company of the compensation paid under them.

  The foregoing report has been approved by all members of the compensation committee.

                                          Marshall Haines
                                          Joseph Martin
                                          David Dominik

                               PERFORMANCE GRAPH

  The following graph shows the company's cumulative total stockholder return since the common stock became publicly traded on August 9, 2000. The graph assumes that the value of the investment in the company's Class A common stock at its initial public offering price of $12.00 per share and each index was $100.00 on August 9, 2000.

             Comparison of Cumulative Total Return* Among ChipPAC, Philadelphia Semiconductor Index and NASDAQ National Market Index

                        [PERFORMANCE GRAPH APPEARS HERE]


                                            Philadelphia
                                         Semiconductor Index   NASDAQ National
                                 ChipPAC       (SOXX)        Market (U.S.) Index
                                 ------- ------------------- -------------------
     August 9, 2000............. $100.00       $100.00             $100.00
     September 29, 2000......... $ 99.00       $ 88.00             $ 95.00
     December 29, 2000.......... $ 25.00       $ 60.00             $ 64.00
     March 30, 2001............. $ 41.00       $ 57.00             $ 48.00

--------
* Assumes $100 invested on 8/9/2000 in stock or index, including reinvestment of dividends.

  Notwithstanding anything to the contrary stated in anything the company has previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this Proxy Statement), the preceding compensation report on executive compensation and performance graph shall not be incorporated by reference into such filings or into future filings.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  PricewaterhouseCoopers LLP, who have been our independent public accountants since 1995, have again been selected by the audit committee to be our independent public accountants for 2001. Members of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal year 2000:

Description of services

   Audit fees(1).................................................... $  500,000
   Financial information system design and implementation fees......        --
   All other fees(2)................................................  2,225,000
                                                                     ----------
                                                                     $2,725,000
                                                                     ==========

--------
(1) Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our 2000 annual financial statements and for the review of the financial statements included in our quarterly reports during such period. An aggregate amount of $308,000 has been billed through December 31, 2000.

(2) Represents the aggregate fees billed in 2000 for services other than audit and other than financial information system design and implementation including, for example, services relating to tax consulting and assistance, the IPO, merger and acquisition due diligence and a debt offering. Our audit committee has considered whether such services that PricewaterhouseCoopers provides are compatible with maintaining PricewaterhouseCoopers' independence as auditors.

                     SUBMISSION OF STOCKHOLDERS' PROPOSALS
                           AND ADDITIONAL INFORMATION

  Proposals of stockholders intended to be eligible for inclusion in the company's proxy statement and proxy card relating to the 2002 annual meeting of stockholders of the company must be received by the company by January 1, 2002. Any proposals should be submitted by certified mail, return receipt requested.

  The company's bylaws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the company's Secretary not less than 60 days nor more than 90 days prior to the meeting and that the notice must meet other requirements specified in the bylaws. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of ChipPAC's bylaws from the Secretary of the company.

                                 ANNUAL REPORT

  The Annual Report for the fiscal year ended December 31, 2000, which contains the company's 10-K in its entirety, has been mailed to you with this proxy statement. You should read this report carefully for financial and other information about the activities of the company. However, unless pages are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

                       WHERE CAN I GET MORE INFORMATION?

  ChipPAC files annual, quarterly and special reports, proxy statements and other information with the SEC. ChipPAC's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document ChipPAC files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois

60661-2511. You may also obtain copies of any document ChipPAC files at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

  If you would like copies of any of ChipPAC's recently filed documents, please direct your request to Investor Relations, ChipPAC, Inc., 3151 Coronado Drive, Santa Clara, California 95054, (408) 486-5900.

                           KEEP YOUR ADDRESS CURRENT

  It is important that you keep the company's transfer agent, Firstar Bank, N.A., informed of your current address. Firstar's address is Corporate Trust Department, 1555 North RiverCenter Drive, Suite 301, Milwaukee, Wisconsin 53212.

                                                                         Annex A

                            AUDIT COMMITTEE CHARTER

  The audit committee is a committee of the Board of Directors (the "Board"). Its primary function is to assist the Board of ChipPAC, Inc., a Delaware corporation (the "Company") in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board have established, and the audit process.

  RESOLVED, therefore, that the charter and powers of the Audit Committee of the Board (the "Audit Committee") shall be:

  (i) Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company; and

  (ii) Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

  RESOLVED, that the membership of the Audit Committee shall;

   1. consist of at least three independent members of the Board who shall serve at the pleasure of the Board;
   2. Audit Committee members and the Audit Committee Chairman shall be designated by the full Board upon the recommendation of the nominating committee;
   3. members of the Audit Committee shall have a familiarity with basic finance and accounting practices; and
   4. at least one member of the Audit Committee shall have an accounting or financial management background.

  RESOLVED, that the Audit Committee shall have the following specific powers and duties:

   1. Holding at least three regular meetings per year and such special meetings (at least one per year) as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the internal auditors, and including in such meetings members of management to provide information as needed;

   2. Reviewing the performance of the independent accountants and internal auditors and making recommendations to the Board regarding the appointment or termination of the independent accountants and internal auditors;

   3. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit plans and reports, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental review or audits as the Audit Committee may deem desirable;

   4. Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

   5. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

   6. Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof, and providing for the review of interim financial reports before they are filed with the SEC or other regulators;

   7. Providing for review of the Company's quarterly earnings released by the Chairman, or his designee, and reviewing the Company's annual fiscal year earnings released in a meeting of the full Audit Committee before such releases are made public;

   8. Through the internal audit process and the independent accountants, reviewing the adequacy of the Company's systems of internal control;

   9. Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

  10. Providing an independent, direct communication between the Board, internal auditors and independent accountants;

  11. Reporting through its Chairman to the Board following the meetings of the Audit Committee such recommendations as the Audit Committee deems appropriate;

  12. Maintaining minutes or other records of meetings and activities of the Audit Committee;

  13. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities, including relating to independent counsel, accountants, or others to assist it in the conduct of any investigation;

  14. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable; and

  15. Meeting with the director of internal auditing, the independent accountant, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

                              CHIPPAC, INC. PROXY

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Dennis P. McKenna, Robert Krakauer, and Patricia H. McCall, and each or any of them, proxies of the undersigned ("Proxy Representatives"), with full power of substitution, to vote all of the shares of ChipPAC, Inc., a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting to be held at 3151 Coronado Drive, Santa Clara, California 95054 on May 24, 2001 at 10:00 a.m. (Pacific Standard Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

                               SEE REVERSE SIDE

/X/  Please mark your votes as in this example.

This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the Proposal.

     This Proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

     1.   Election of all nominees for director listed hereon.

          Nominees:  1. Dennis McKenna
                     2. Edward Conard
                     3. Michael A. Delaney
                     4. David Dominik
                     5. Marshall Haines
                     6. Joseph Martin
                     7. Chong Sup Park
                     8. Paul C. Schorr, IV

          / /  FOR    / /  WITHHOLD  / /  ABSTAIN

     Instruction: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

     ---------------------------------------------------------------------------

     2. In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                 ---------------------------------------------

                 ---------------------------------------------
                 Signature(s)                             Date


     No. of shares _____________.